Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 24, 2015

among

COMMUNITY BANK SYSTEM, INC.

and

ONEIDA FINANCIAL CORP.

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS...........................................................................................................................................................................................	2

ARTICLE II	THE MERGER.........................................................................................................................................................................................	11

2.1	The Merger...	11
2.2	Merger Consideration..............................................................................................................................................................................................	11
2.3	Effect of Merger...	16
2.4	Procedure to Exchange Shares...............................................................................................................................................................................	17
2.5	Tax Treatment...	18
2.6	Modification of Structure........................................................................................................................................................................................	18
2.7	Closing...	18

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ONEIDA............................................................................................................	18

3.1	Capital Structure of Oneida.................................................................................................................................................................................	18
3.2	Organization, Standing and Authority of Oneida............................................................................................................................................	19
3.3	Ownership of Onyx Subsidiaries; Capital Structure of Oneida Subsidiaries...............................................................................................	19
3.4	Authorized and Effective Agreement................................................................................................................................................................	19
3.5	Regulatory Filings................................................................................................................................................................................................	20
3.6	SEC Documents; Financial Statements; Books and Records; Minute Books............................................................................................	20
3.7	Material Adverse Change...................................................................................................................................................................................	21
3.8	Absence of Undisclosed Liabilities......................................................................................................................................................................	21
3.9	Absence of Certain Changes.................................................................................................................................................................................	21
3.10	Properties...	23
3.11	Loans; Nonperforming and Classified Assets....................................................................................................................................................	23
3.12	Tax Matters...	25
3.13	Employee Benefit Plans.......................................................................................................................................................................................	26
3.14	Material Contracts...................................................................................................................................................................................................	27
3.15	Legal Proceedings...................................................................................................................................................................................................	28
3.16	Compliance with Laws............................................................................................................................................................................................	28
3.17	Labor Matters.......................................................................................................................................................................................................	29
3.18	Brokers and Finders................................................................................................................................................................................................	29
3.19	Insurance...	29
3.20	Environmental Liability...........................................................................................................................................................................................	29
3.21	Administration of Trust Accounts.......................................................................................................................................................................	30
3.22	Intellectual Property................................................................................................................................................................................................	30
3.23	Certain Information.................................................................................................................................................................................................	31
3.24	Risk Management Instruments.............................................................................................................................................................................	31
3.25	Related Party Transactions....................................................................................................................................................................................	31
3.26	Takeover Statutes Not Applicable; No Rights Agreement..............................................................................................................................	31
3.27	Investment Securities.............................................................................................................................................................................................	32
3.28	Capitalization...	32
3.29	Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws...............................................................	32
3.30	Agreements with and Examination by Banking Authorities............................................................................................................................	33
3.31	Ownership of CBSI Common Stock......................................................................................................................................................................	34
3.32	Disclosure...	34
3.33	OneGroup...	34
3.34	Broker-Dealer and Investment Advisory Matters.............................................................................................................................................	35

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF CBSI...............................................................................................................	36

4.1	Capital Structure of CBSI...................................................................................................................................................................................	36
4.2	Organization, Standing and Authority of CBSI..............................................................................................................................................	36
4.3	Authorized and Effective Agreement..............................................................................................................................................................	36
4.4	Regulatory Filings...............................................................................................................................................................................................	37
4.5	SEC Documents; Financial Statements; Books and Records; Minute Books...........................................................................................	37
4.6	Material Adverse Change..................................................................................................................................................................................	38
4.7	Absence of Undisclosed Liabilities.....................................................................................................................................................................	38
4.8	Properties...	38
4.9	Tax Matters...	38
4.10	Employee Benefit Plans.........................................................................................................................................................................................	39
4.11	Legal Proceedings...............................................................................................................................................................................................	39
4.12	Labor Matters......................................................................................................................................................................................................	39
4.13	Brokers and Finders...............................................................................................................................................................................................	40
4.14	Environmental Liability..........................................................................................................................................................................................	40
4.15	Certain Information.............................................................................................................................................................................................	40
4.16	Capitalization...	41
4.17	Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws...........................................................	41
4.18	Agreements with and Examination by Banking Authorities............................................................................................................................	42
4.19	Disclosure...	42
4.20	Merger Consideration............................................................................................................................................................................................	42

ARTICLE V	COVENANTS...........................................................................................................................................................................................	43

5.1	Shareholders’ Meeting...........................................................................................................................................................................................	43
5.2	Proxy Statement; Registration Statement............................................................................................................................................................	44
5.3	Applications...	44
5.4	Best Efforts...	45
5.5	Investigation and Confidentiality.........................................................................................................................................................................	46
5.6	Press Releases and Other Public Disclosures.....................................................................................................................................................	47
5.7	Actions Pending the Merger.................................................................................................................................................................................	47
5.8	Certain Policies.....................................................................................................................................................................................................	49
5.9	Employee Benefits; Directors and Management; Indemnification..................................................................................................................	49
5.10	Dividends; Termination of DRIP Plan..................................................................................................................................................................	52
5.11	Takeover Laws...	53
5.12	No Solicitation...	53

ARTICLE VI	CONDITIONS PRECEDENT.............................................................................................................................................................	54

6.1	Conditions Precedent to Obligations of CBSI and Oneida.........................................................................................................................	54
6.2	Conditions Precedent to Obligations of Oneida.............................................................................................................................................	56
6.3	Conditions Precedent to Obligations of CBSI.................................................................................................................................................	57

ARTICLE VII	TERMINATION....................................................................................................................................................................................	58

7.1	Termination...	58
7.2	Effect of Termination................................................................................................................................................................................................	60
7.3	Fee...	60

ARTICLE VIII	MISCELLANEOUS..........................................................................................................................................................................	61

8.1	Survival of Representations, Warranties and Covenants.................................................................................................................................	61
8.2	Amendment or Supplement...................................................................................................................................................................................	61
8.3	Waiver...	61
8.4	Entire Agreement.....................................................................................................................................................................................................	61
8.5	No Assignment...	62
8.6	Notices...	62
8.7	Captions...	62
8.8	Counterparts...	62
8.9	Governing Law...	63
8.10	Waiver of Jury Trial................................................................................................................................................................................................	63

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 24, 2015, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation (“CBSI”), and Oneida Financial Corp., a Maryland corporation (“Oneida”).

WHEREAS, CBSI is a stock-owned bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Oneida is a stock-owned savings and loan holding company, the principal banking subsidiaries of which are The Oneida Savings Bank, a New York-chartered savings bank (“Oneida Savings Bank”) and The State Bank of Chittenango, a New York-chartered limited purpose commercial bank (“State Bank of Chittenango”);

WHEREAS, the respective Boards of Directors of CBSI and Oneida have each determined that it is in the best interests of their respective shareholders for CBSI to acquire Oneida through the merger (the “Merger”) of Oneida with and into CBSI upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

WHEREAS, following the consummation of the Merger, Oneida Savings Bank and State Bank of Chittenango, each of which shall become a wholly-owned subsidiary of CBSI as a result of the Merger, shall merge (the “Bank Mergers”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI and Oneida have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Maryland General Corporation Law (the “MGCL”), respectively, and upon the terms and conditions set forth herein;

WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Oneida (“Oneida Common Stock”) shall be converted into the right to receive, at the election of the holders thereof, shares of common stock, par value $1.00 per share, of CBSI (“CBSI Common Stock”) and/or cash, as provided in Article II of this Agreement;

WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI’s willingness to enter into this Agreement, all executive officers and directors of Oneida holding shares of Oneida Common Stock have entered into a Voting Agreement (the “Voting Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” is defined in the preamble hereof.

“All Cash Election” is defined in Section 2.2(a)(ii) hereof.

“All Stock Election” is defined in Section 2.2(a)(i) hereof.

“Anti-Corruption Laws” is defined in Section 3.29(b) hereof.

“Anti-Money Laundering Laws” is defined in Section 3.29(c) hereof.

“Average Closing Price” is defined in Section 7.1(h) hereof.

“Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Mergers” is defined in the preamble of this Agreement.

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970, Public Law 91-508, as amended, and any regulations promulgated thereunder.

“Cash Election Shares” is defined in Section 2.2(a)(ii) hereof.

“Cash Portion” is defined in Section 2.2(a)(iii) hereof.

“CBSI” is defined in the preamble of this Agreement.

“CBSI Common Stock” is defined in the preamble of this Agreement.

“CBSI Financial Statements” shall mean (i) the consolidated statements of condition of CBSI as of December 31, 2012, December 31, 2013 and September 30, 2014 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the two years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014, as filed by CBSI in its SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2014.

“CBSI Plan” is defined in Section 4.10 hereof.

“CBSI Ratio” is defined in Section 7.1(h)(A) hereof.

“CERCLA” is defined in Section 3.20(a) hereof.

“Closing” shall mean the consummation of the Transactions.

“Closing Date” shall mean the date specified pursuant to Section 2.7 hereof as the date on which the parties hereto shall close the Transactions.

“Code” is defined in the preamble of this Agreement.

“Commission” or “SEC” shall mean the Securities and Exchange Commission.

“Community Bank” is defined in the preamble of this Agreement.

“Community Reinvestment Act” shall mean title VIII of the Housing and Community Development Act of 1977, Public Law 95-128, as amended, and any regulations promulgated thereunder.

“Confidentiality Agreement” is defined in Section 5.5(f) hereof.

“Continuing Employees” is defined in Section 5.9(a) hereof.

“Delinquent Loan” shall mean (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal and/or interest that are nonaccruing, (iv)  impaired Loans, including, without limitation, any Loans which constitute troubled debt restructurings under GAAP or applicable law, (v) OREO and (vi) net charge-offs from September 30, 2014 through the Closing Date.

“Determination Date” is defined in Section 7.1(h) hereof.

“DGCL” is defined in the preamble of this Agreement.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, as amended, and any regulations promulgated thereunder.

“DRIP Plan” means the Direct Stock Purchase and Dividend Reinvestment Plan maintained by Oneida.

“Effective Time” is defined in Section 2.1(b) hereof.

“Election” is defined in Section 2.2(c) hereof.

“Election Deadline” is defined in Section 2.2(c) hereof.

“Election Form” is defined in Section 2.2(c) hereof.

“Electronic Funds Transfer Act” shall mean Public Law 95-630, as amended, and any regulations promulgated thereunder.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any governmental authority or any other Person.

“Environmental Law” shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but is not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. § 2601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 6901 et seq., as amended.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act of 1974, 15 U.S.C. § 1691 et seq., as amended, and any regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.13(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.4(a) hereof.

“Exchange Ratio” shall mean 0.5635 shares of CBSI Common Stock for each whole share of Oneida Common Stock.

“Fair Credit Reporting Act” shall mean title VI of Public Law 91-508, as amended, and any regulations promulgated thereunder.

“Fair Debt Collection Practices Act” shall mean Public Law 95-109, 15 U.S.C. § 1692 et seq., as amended, and any regulations promulgated thereunder.

“Fair Housing Act” shall mean title VIII of the Civil Rights Act of 1968, Public Law 90-284, as amended, and any regulations promulgated thereunder.

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Act” shall mean Public Law 63-43, 12 U.S.C. § 221 et seq., as amended, and any regulations promulgated thereunder.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee” is defined in Section 7.3(b) hereof.

“Final Index Price” is defined in Section 7.1(h) hereof.

“Foreign Corrupt Practices Act” shall mean Public Law 95-213, 15 U.S.C. § 78dd-1 et seq., as amended, and any regulations promulgated thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gramm-Leach-Bliley Act” shall mean Public Law 106-102, as amended, and any regulations promulgated thereunder.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Law.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Home Mortgage Disclosure Act” shall mean Public Law 94-200, 12 U.S.C. § 2801 et seq., as amended, and any regulations promulgated thereunder.

“Indemnified Party” is defined in Section 5.9(g) hereof.

“Index Price” is defined in Section 7.1(h) hereof.

“Index Ratio” is defined in Section 7.1(h)(B) hereof.

“Intellectual Property” shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software license-d or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“Interagency Policy Statement” shall mean the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by the FDIC, the OCC and the Federal Reserve Board.

“IRS” means the United States Department of the Treasury, Internal Revenue Service.

“Knowledge” shall mean the actual knowledge, after due inquiry:  with respect to Oneida, of the following Persons: Michael R. Kallet, Eric E. Stickels, Deresa F. Durkee, John F. Catanzarita, Pierre J. Morrisseau, and Donald J. Abernathy; and with respect to CBSI, of the following Persons: Mark E. Tryniski, Scott A. Kingsley, Brian D. Donahue, George J. Getman and Joseph F. Serbun.

“Loan” is defined in Section 3.11(a) hereof.

“Material Adverse Effect” shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to FDIC insured depository institutions or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, (iv) the announcement of this Agreement and the Transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including expenses incurred by the parties hereto in consummating the Transactions contemplated by this Agreement and (v) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 2.2 hereof.

“MGCL” is defined in the preamble of this Agreement.

“Mixed Election” is defined in Section 2.2(a)(iii) hereof.

“Mixed Election Shares” is defined in Section 2.2(a)(iii) hereof.

“NASDAQ” shall mean The NASDAQ Stock Market operated by The NASDAQ OMX Group, Inc.

“New Director” is defined in Section 5.9(f) hereof.

“Non-election Shares” is defined in Section 2.2(a)(iv) hereof.

“NYSE” shall mean the New York Stock Exchange operated by Intercontinental Exchange, Inc.

“OCC” shall mean the United States Department of the Treasury, Office of the Comptroller of Currency.

“OneGroup” means OneGroup NY, Inc., a wholly owned Subsidiary of Oneida Savings Bank, which is engaged in the business of providing insurance brokerage services and benefits and risk management consulting services.

“Oneida” is defined in the preamble of this Agreement.

“Oneida Banks” means Oneida Savings Bank and State Bank of Chittenango.

“Oneida Cash Incentive Plans” shall mean the Oneida Financial Corp. Performance Based Compensation Plan and the Oneida Savings Bank Performance Based Compensation Plan.

“Oneida Common Stock” is defined in the preamble of this Agreement.

“Oneida Financial Statements” shall mean (i) the consolidated statements of condition of Oneida as of December 31, 2012, December 31, 2013 and September 30, 2014, as filed by Oneida in its SEC Documents and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the two years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014 and (ii) the consolidated statements of condition of Oneida and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Oneida in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2014.

“Oneida Option” means all Rights to acquire shares of Oneida Common Stock or any other equity securities of Oneida granted under any stock option plan, program or agreement maintained by Oneida or any of its Subsidiaries or to which Oneida or any of its Subsidiaries is a party.

“Oneida Plan” is defined in Section 3.13 hereof.

“Oneida Restricted Stock” is defined in Section 2.2(l) hereof.

“Oneida Savings Bank” is defined in the preamble of this Agreement.

“Oneida Shareholders’ Meeting” shall mean the special meeting of the shareholders of Oneida to be called for the purpose of approving this Agreement and the Transactions.

“Option Consideration” is defined in Section 2.2(k) hereof.

“OREO” is defined in Section 3.11(b) hereof.

“Person” shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Preferred Stock” shall mean the 10,000,000 authorized shares of preferred stock of Oneida, none of which are issued or outstanding.

“Previously Disclosed” shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to December 31, 2011, or (ii) a schedule dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.  Any information Previously Disclosed for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent.  The inclusion of any matter Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the shareholders of Oneida to solicit their votes in connection with this Agreement and the Merger.

“Registration Statement” shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

“Registration Statement Effective Date” is defined in Section 5.1(a) hereof.

“Related Party” shall mean a 5%-or-greater shareholder of Oneida, a director or executive officer of Oneida or any of its Subsidiaries, or any member of such Person’s family, or any corporation, partnership, limited liability company, other business entity or trust in which such Person or any member of such Person’s family has greater than a ten percent (10%) interest, or of which such Person or any member of such Person’s family is an officer, director, partner, member or trustee.

“Related Party Transaction” is defined in Section 3.25 hereof.

“RESPA” means the Real Estate Settlement Procedures Act, Public Law 95-533, 12 U.S.C. § 2601 et seq., as amended, and any regulations promulgated thereunder.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“S.A.F.E. Act” shall mean the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, title V of Public Law 110-289, 12 U.S.C. § 5100 et seq, as amended, and any regulations promulgated thereunder.

“Sanctioned Country” is defined in Section 3.29(d) hereof.

“Sanctions” is defined in Section 3.29(d) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, Public Law 107-204, as amended, and any regulations promulgated thereunder.

“SEC Documents” shall mean all publically available reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Starting Date” is defined in Section 7.1(h) hereof.

“Starting Price” is defined in Section 7.1(h) hereof.

“State Bank of Chittenango” is defined in the preamble of this Agreement.

“Stock Election Shares” is defined in Section 2.2(a)(i) hereof.

 “Stock Portion” is defined in Section 2.2(a)(iii) hereof.

“Subsidiary” shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that “Subsidiary” shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

“Superior Proposal” is defined in Section 5.12(b)(i) hereof.

“Surviving Corporation” is defined in Section 2.1(a) hereof.

“Takeover Law” shall mean (a) any law or regulation regulating hostile takeovers, or mergers, business combinations, sale of control, affiliate transactions involving interested shareholders or related parties, or (b) any antitrust law or regulation which is applicable to the Transactions.

“Takeover Proposal” is defined in Section 5.12(a) hereof.

“Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

 “Transaction Documents” shall mean, collectively, the Voting Agreements, and certificates and other documents contemplated thereby or by this Agreement in order to consummate the Transactions.

“Transactions” shall mean the Merger of Oneida with and into CBSI, the Bank Mergers, and the other transactions contemplated by this Agreement.

“Truth in Lending Act” shall mean title I of the Consumer Credit Protection Act, Public Law 90-321, as amended, and any regulations promulgated thereunder.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and any regulations promulgated thereunder.

“Voting Agreement” is defined in the preamble of this Agreement.

 For purposes of this Agreement, the terms “Oneida,” “Oneida Savings Bank,” “State Bank of Chittenango,” “CBSI,” “Community Bank” and “Subsidiary” include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

ARTICLE II

THE MERGER

2.1. The Merger.

(a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, Oneida shall be merged with and into CBSI, the separate existence of Oneida shall cease and CBSI shall continue as the surviving corporation.  CBSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) At or contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger or articles of merger as contemplated by the DGCL and/or the MGCL, together with any required related documents, with the Secretary of State of the State of Delaware and the Department of Assessments and Taxation of the State of Maryland, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and/or the MGCL (the time of the last of such filings being the “Effective Time”).

2.2. Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Oneida Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in this Section 2.2) into either (i) shares of CBSI Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $20.00 for each share of Oneida Common Stock; or (iii) a combination of such shares of CBSI Common Stock and cash, as more fully set forth in Section 2.2(a)(iii) (the shares of CBSI Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the “Merger Consideration”).

(a) Election as to Outstanding Oneida Common Stock.  The shareholders of Oneida shall be given the following options in connection with the exchange of their Oneida Common Stock pursuant to the Merger:

(i) At the option of each holder of Oneida Common Stock, all of such holder’s Oneida Common Stock shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Oneida Common Stock held by such holder multiplied by the Exchange Ratio (such election, the “All Stock Election” and such shares, the “Stock Election Shares”), provided that:

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than sixty percent (60%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock; or

(ii) At the option of each holder of Oneida Common Stock, all of such holder’s Oneida Common Stock shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Oneida Common Stock held by such holder multiplied by $20.00 (such election, the “All Cash Election” and such shares, the “Cash Election Shares”), provided that:

(A) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty percent (40%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become cash; or

(iii) At the option of each holder of Oneida Common Stock, sixty percent (60%) of such holder’s aggregate number of shares of Oneida Common Stock (the “Stock Portion”) shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Oneida Common Stock in the Stock Portion multiplied by the Exchange Ratio, and forty percent (40%) of such holder’s aggregate number of shares of Oneida Common Stock (the “Cash Portion”) shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Oneida Common Stock in the Cash Portion multiplied by $20.00 (such election, the “Mixed Election” and such shares, the “Mixed Election Shares”), provided that:

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B) After giving effect to Section 2.2(a)(i), (ii) and (iii), in no event shall, in the aggregate, more than sixty percent (60%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock;

(C) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty percent (40%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become cash; or

(iv) If the holder of Oneida Common Stock indicates on the Election Form that such record holder has no preference as to the receipt of cash or CBSI Common Stock for such shares, or if no election is validly made by a holder by the Election Deadline pursuant to Section 2.2(d) (“Non-election Shares”), all of such holder’s shares of Oneida Common Stock shall be converted into the right to receive CBSI Common Stock as set forth in Section 2.2(a)(i), cash as set forth in Section 2.2(a)(ii), or any combination of CBSI Common Stock and cash as determined by CBSI; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.2(j).  Prior to any allocation of Cash Election Shares, Stock Election Shares or Mixed Election Shares pursuant to Section 2.2(f) and (g), such Non-election Shares of Oneida Common Stock shall be allocated by CBSI on a pro rata basis among non-electing holders based upon the number of shares of Oneida Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of sixty percent (60%) of Oneida Common Stock to be converted into CBSI Common Stock and forty percent (40%) of Oneida Common Stock to be converted into cash.  Notice of such allocation shall be provided promptly to each holder of Non-election Shares whose shares of Oneida Common Stock are allocated pursuant to this Section 2.2(a)(iv).

(b) Treasury Shares and Shares Held by CBSI.  There are no shares of Oneida Common Stock or Preferred Stock held in treasury by Oneida.  Each share of Oneida Common Stock owned by any Subsidiary of Oneida, CBSI or any Subsidiary of CBSI (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Procedures for Election.  CBSI shall prepare an election form and other appropriate and customary transmittal materials in such form as is reasonably acceptable to Oneida (the “Election Form”) which shall be mailed to Oneida’s shareholders of record five (5) business days prior to the mailing date so as to permit Oneida’s shareholders to exercise their right to validly elect the form of Merger Consideration (the “Election”) set forth in Section 2.2(a) prior to the Election Deadline, subject to the allocation and election procedures set forth in this Section 2.2. CBSI shall mail the Election Form no later than twenty (20) days prior to the Election Deadline, and shall use reasonable efforts to make available as promptly as possible a duplicate Election Form to any shareholder of Oneida who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline.  As used herein, “Election Deadline” means 5:00 p.m. on the date selected by CBSI as the last day on which Election Forms may be validly returned by Oneida shareholders, which day shall be not less than twenty (20) days after the initial mailing of the Election Forms and be no later than five (5) days prior to the Closing Date.

(d) Perfection of the Election.  Any Election shall have been made properly only if the Exchange Agent shall have received by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, an Election Form properly completed and signed and accompanied by certificates of the shares of Oneida Common Stock to which such Election Form applies or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery.  Failure to deliver shares of Oneida Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by CBSI, in its sole discretion.  Oneida and CBSI shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Withdrawal of Shares.  Any holder of Oneida Common Stock may at any time prior to the Election Deadline revoke the holder’s election and either (i) submit a new Election Form in accordance with the procedures in Section 2.2(d), or (ii) withdraw the certificate(s) for Oneida Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the Election Deadline.  In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of Oneida Common Stock to such holder at the address and to the Person set forth in the Election Form.

(f) Reduction of Shares Deposited for Cash.  If more than forty percent (40%) of the total number of shares of Oneida Common Stock issued and outstanding at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election (subject to the limitations described in Section 2.2(f)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election does not exceed forty percent (40%) of the shares of Oneida Common Stock issued and outstanding on the Election Deadline.  The holders of Oneida Common Stock who have made the Mixed Election shall not be required to have more than sixty percent (60%) of their shares of Oneida Common Stock converted into CBSI Common Stock.  After giving effect to Section 2.2(a)(iv), such elimination will be effected as follows:

(i) Subject to the limitations described in Section 2.2(f)(iv), CBSI will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.2(f)(iv), such number of whole shares of Oneida Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election is equal, as nearly as practicable, to forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time;

(ii) All shares of Oneida Common Stock that are eliminated pursuant to Section 2.2(f)(i) from the shares deposited for cash pursuant to All Cash Election shall be converted into CBSI Common Stock as provided by Section 2.2(a)(i);

(iii) Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Oneida Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.2(f)(i); and

(iv) Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Oneida Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Oneida Common Stock converted into CBSI Common Stock.

(g) Increase of Shares Deposited for Cash.  If fewer than forty percent (40%) of the total number of shares of Oneida Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of Oneida Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election so that the total number of shares of Oneida Common Stock on deposit for cash pursuant to the All Cash Election and the Mixed Election immediately prior to the Effective Time is not less than forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time.  The holders of Oneida Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than forty percent (40%) of their shares of Oneida Common Stock converted into cash.  After giving effect to Section 2.2(a)(iv), such addition will be effected as follows:

(i) CBSI will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of Oneida Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election, such number of whole shares of Oneida Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash is equal, as nearly as practicable, to forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time;

(ii) All shares of Oneida Common Stock that are added pursuant to Section 2.2(g)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.2(a)(ii); and

(iii) Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Oneida Common Stock are added to the shares on deposit for cash pursuant to Section 2.2(g)(i).

(h) CBSI Common Stock.  Each share of CBSI Common Stock outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

(i) Adjustments to Exchange Ratio.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock or Oneida Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or reclassification or other similar change, the Exchange Ratio shall be adjusted proportionately.

(j) Fractional Shares.  No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Oneida Common Stock.  In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of certificates representing shares of Oneida Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by $20.00.

(k) Oneida Options.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each Oneida Option which is outstanding, unexpired and unexercised immediately prior to the Effective Time, whether or not previously vested and exercisable, shall be cancelled and the holder thereof shall receive, no later than the first payroll payment date after the Effective Time, a cash payment equal to the product obtained by multiplying (i) the aggregate number of shares of Oneida Common Stock that were issuable upon the exercise of such Oneida Option and (ii) $20.00, less any exercise price payable pursuant to such Oneida Option, without interest, less any required withholdings (the “Option Consideration”).  In the event any Oneida Option is subject to Section 409A of the Code, the payment of the Option Consideration shall be delayed to the extent necessary to comply with Section 409A of the Code.

(l) Oneida Stock Awards.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each restricted stock award issued pursuant to Oneida’s 2012 Equity Incentive Plan (“Oneida Restricted Stock”) that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each such share of Oneida Common Stock shall be entitled to receive the Merger Consideration in accordance with Section 2.2.

2.3. Effect of Merger.

Upon the Effective Time of the Merger:

(a) The certificate of incorporation and bylaws of CBSI, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the DGCL.

(b) All respective assets, rights, franchises, and interest of Oneida and CBSI in and to every type of property shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by Oneida and CBSI immediately prior to the Effective Time.

(c) The Surviving Corporation shall be liable for all of the liabilities of Oneida and CBSI and shall be bound by and subject to all of the obligations and contracts of Oneida and CBSI, provided that nothing in this Agreement shall render the Surviving Corporation liable for a liability or obligation of Oneida, the satisfaction of which is subject to the prior approval or consent of any regulatory authority, unless such regulatory approval or consent has been obtained.  All rights of creditors and obligees and all liens on property of Oneida and CBSI shall be preserved and unimpaired.

(d) The directors and officers of CBSI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, with the addition of the New Directors pursuant to Section 5.9(f).

2.4. Procedure to Exchange Shares.

(a) At or prior to the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company or another financial institution experienced in serving as an exchange agent for a public company merger (the “Exchange Agent”), for exchange in accordance with this Article II, the aggregate number of shares of CBSI Common Stock, cash, by wire transfer of immediately available funds, into which the outstanding shares of Oneida Common Stock shall be converted pursuant to Section 2.2 of this Agreement and an estimated amount of cash, by wire transfer of immediately available funds, into which any fractional shares of Oneida Common Stock shall be converted pursuant to Section 2.2(j).  As soon as practical after the Effective Time, but no later than five (5) business days after the Effective Time, CBSI shall cause the Exchange Agent to mail to each holder of record of Oneida Common Stock who theretofore has not submitted such holder’s shares of Oneida Common Stock with an Election Form, a letter of transmittal in customary form specifying the procedures for delivery of such holders’ shares of Oneida Common Stock to the Exchange Agent in exchange for the Merger Consideration and cash in lieu of fractional shares issuable pursuant to this Article II.  Upon surrender to the Exchange Agent of its shares of Oneida Common Stock in the manner set forth in the letter of transmittal, accompanied by a properly completed letter of transmittal, a holder of Oneida Common Stock will be entitled to receive the Merger Consideration promptly after the Effective Time, determined as provided in Section 2.2.  Until so surrendered, each share of Oneida Common Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of CBSI Common Stock to be issued or paid in consideration therefor upon surrender of such share of Oneida Common Stock in accordance with this Article II.

(b) No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered share of Oneida Common Stock until such holder shall surrender such certificate in accordance with this Agreement.  After the surrender of a share of Oneida Common Stock in accordance with this Agreement, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

(c) At the Effective Time, the stock transfer books of Oneida shall be closed and no transfer of Oneida Common Stock shall thereafter be made or recognized.  If, after the Effective Time, shares of Oneida Common Stock are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.4.

(d) In the event any certificate evidencing shares of Oneida Common Stock shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e) Neither CBSI nor Oneida shall be liable to any holder of shares of Oneida Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  After the first anniversary of the Effective Time, CBSI shall be entitled to instruct the Exchange Agent to release to CBSI all of the shares of CBSI Common Stock and cash then remaining undistributed to former shareholders of Oneida.  Thereafter, CBSI shall deliver the appropriate number of shares of CBSI Common Stock and/or a check for cash in lieu of fractional shares, if any, from time to time, as shares of Oneida Common Stock, the accompanying letter of transmittal and other related documents are presented to the Exchange Agent or CBSI, until at such time as such shares and cash are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5. Tax Treatment.  The parties hereto intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code.

2.6. Modification of Structure.  Upon the mutual written consent of Oneida and CBSI (which consent on the part of Oneida shall not be unreasonably withheld or delayed), or at the request of any regulatory authority, CBSI shall have the right to modify the structure of any of the Transactions, provided that (a) there are no adverse tax consequences to the shareholders of Oneida as a result of such modification, (b) the Merger Consideration is not changed in kind, value or reduced in amount  as a result of such modification, and (c) consummation of the Transactions is not likely to be impaired or delayed as a result of such modification.

2.7. Closing.  The Closing of the Transactions shall be held at the offices of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York on the fifth business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof (the “Closing Date”).  Alternatively, the parties may agree that the Closing shall occur without their or their counsel’s physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, email and facsimile.  Digital signatures produced by such means shall have the same force and effect as handwritten signatures.  If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set of manually signed documents memorializing the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ONEIDA

       Except as Previously Disclosed, Oneida hereby represents and warrants to CBSI as follows:

3.1. Capital Structure of Oneida.  The authorized capital stock of Oneida consists of (i) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding and (ii) 30,000,000 shares of Oneida Common Stock, of which 7,025,444 shares are issued and outstanding, which amount includes 153,000 shares granted pursuant to Oneida Restricted Stock awards.  No shares of Oneida Common Stock are held in treasury.  Except for (i) 172,348 shares of Oneida Common Stock reserved for issuance upon the exercise of outstanding Oneida Options, (ii) 153,000 shares of Oneida Common Stock subject to outstanding Oneida Restricted Stock awards, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar Rights in existence for the purchase of or issuance of, or which encumber in any way, Oneida Common Stock or any equity interest in any Subsidiary of Oneida.  All outstanding shares of Oneida Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the shares of Oneida capital stock has been issued in violation of the preemptive rights of any Person.

3.2. Organization, Standing and Authority of Oneida.  Each of Oneida and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted.  Each of Oneida and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Oneida.  Oneida is registered as a savings and loan holding company under the HOLA.

3.3. Ownership of Oneida Subsidiaries; Capital Structure of Oneida Subsidiaries.  A true and complete list of all Subsidiaries of Oneida, and each of their respective Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Oneida or another Subsidiary of Oneida, has been Previously Disclosed and Oneida does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other Person.

3.4. Authorized and Effective Agreement.

(a) Oneida has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and the consummation of the Transactions and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Oneida, except for the affirmative vote of a majority of the issued and outstanding shares of Oneida Common Stock, which is the only shareholder vote required to approve the Merger pursuant to Oneida’s articles of incorporation and bylaws.  The Board of Directors of Oneida has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to Oneida’s shareholders for approval at a meeting of shareholders to be held as soon as practicable.  The Board of Directors of Oneida has unanimously recommended that the shareholders of Oneida approve this Agreement and the Merger.  In connection with its approval of this Agreement and the Merger, the Board of Directors of Oneida has received a written fairness opinion dated on or about the date hereof from Keefe Bruyette & Woods, Inc., to the effect that, subject to the terms, limitations, and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the common shareholders of Oneida, which opinion has not been rescinded prior to the execution of this Agreement.

(b) This Agreement and each Transaction Document to which Oneida is a party have been duly executed and delivered by Oneida and, assuming the accuracy of the representation contained in Section 4.3(b) hereof, this Agreement constitutes the legal, valid and binding obligation of Oneida, enforceable against Oneida in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Except as Previously Disclosed, neither the execution and delivery by Oneida of this Agreement, nor consummation of the Transactions, nor compliance by Oneida with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Oneida or any of its Subsidiaries, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Oneida or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Oneida or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to Oneida or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on Oneida.

(d) Except as Previously Disclosed, other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Oneida on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions.

3.5. Regulatory Filings.  Each of Oneida and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Oneida, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.6. SEC Documents; Financial Statements; Books and Records; Minute Books.  Oneida has filed or furnished all forms, reports and documents required to be filed with or furnished to the SEC since January 1, 2012.  The SEC Documents filed or furnished by Oneida (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Oneida Financial Statements filed by Oneida in its SEC Documents prior to the date of this Agreement, and the Oneida Financial Statements filed by Oneida in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of Oneida as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of Oneida and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain notes as may be permitted by the applicable rules promulgated by the SEC.  The books and records of Oneida and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects.  The minute books of Oneida and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.7. Material Adverse Change.  Oneida has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2013, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to Oneida.

3.8. Absence of Undisclosed Liabilities.  Neither Oneida nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Oneida on a consolidated basis, or that, when combined with all similar liabilities, would be material to Oneida on a consolidated basis, except as disclosed in the Oneida Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014.

3.9. Absence of Certain Changes.  Since September 30, 2014, and except as Previously Disclosed, Oneida has not:

(a) suffered any material damage, destruction or loss of physical property or assets (whether or not covered by insurance);

(b) issued, sold or otherwise disposed of any of its capital stock or granted or issued any Rights to acquire shares of its capital stock, except shares of Oneida Common Stock issued under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(c) incurred or agreed to incur any material indebtedness for borrowed  money, other than in the ordinary course of business consistent with past practice;

(d) made or obligated itself to make any capital expenditure in excess of $75,000, individually or in the aggregate;

(e) waived any material right, except in the ordinary course of business consistent with past practice;

(f) sold, transferred or otherwise disposed of any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance any of its material properties or assets, other than in the ordinary course of business;

(h) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, except shares of Oneida Common Stock purchased for issuance under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(i) increased the salaries, bonuses or other compensation of any of its directors, officers, employees or agents, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent, except for changes in salaries of employees earning less than $60,000 per year made in the ordinary course of business consistent with past practice;

(j) made or permitted any amendment or termination of any material  contract, agreement or license to which it is a party, other than in the ordinary course of business consistent with past practice;

(k) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

(l) repaid any outstanding loans, other than repayments in the ordinary course of business;

(m) entered into any other material transaction not in the ordinary course of business;

(n) hired any new officers;

(o) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $25,000; or

(p) agreed to or otherwise become obligated to do any of the foregoing.

3.10. Properties.  Oneida and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of Oneida on a consolidated basis, and which are reflected on the Oneida Financial Statements as of September 30, 2014 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of Oneida, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice.  All written or oral lease agreements (and all amendments thereto) pursuant to which Oneida or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Oneida on a consolidated basis are valid and enforceable against Oneida and the lessor in accordance with their respective terms.  All tangible property used in the business of Oneida is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Oneida’s past practices.

3.11.  Loans; Nonperforming and Classified Assets.

(a) Each loan, line of credit, extension of credit, credit enhancement, guarantee, loan participation, lease, promissory note, borrowing arrangement and loan commitment (“Loan”) on the books and records of Oneida and its Subsidiaries (i) arose out of a bona fide arm’s-length transaction made in the ordinary course of business, (ii) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (iii) is evidenced in all material respects by appropriate and sufficient documentation and, (iv) to the Knowledge of Oneida, constitutes the legal, valid and binding obligation of the obligor therein, except as may be provided by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles and (v) Oneida has not received written notice from the obligor asserting any defense, set-off or counterclaim with respect thereto.

(b) Oneida has Previously Disclosed to CBSI in writing as of the date of this Agreement: (i) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (ii) each Loan with a Related Party or an Oneida Subsidiary, or to the Knowledge of Oneida, any Person controlling, controlled by or under common control with any of the foregoing.  All OREO is carried on the books of Oneida, net of reserves, at fair market value less cost to sell.

(c) All reserves or other allowances for Loan losses reflected in the Oneida Financial Statements comply with all applicable laws and are adequate under GAAP.  Neither Oneida nor any of its Subsidiaries has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of Oneida and its Subsidiaries in establishing its reserves reflected in the Oneida Financial Statements, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that bank regulators or Oneida’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Oneida and its Subsidiaries.  Oneida’s reserves and allowances for Loan losses are in compliance with the standards established by state and federal bank regulatory agencies, are sufficient at the date of this Agreement to cover its reasonably anticipated Loan losses, and are consistent with Oneida’s past practices.

(d) All Loans owned by Oneida or any Oneida Subsidiary, or in which Oneida or any Oneida Subsidiary has an interest, comply in all material respects with all applicable laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) Each mortgage held by Oneida and each Oneida Subsidiary creates a valid and enforceable lien on the real property described therein having the priority indicated by the terms of such mortgage, subject only to such exceptions as are described in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured thereby or are not material as to the collectability of such Loans.  Oneida and each Oneida Subsidiary have properly perfected or caused to be properly perfected all security interests, liens and other interests in collateral securing any Loans made by it.  Oneida and each Oneida Subsidiary has full recourse to the borrowers and guarantors of all Loans held by them, and neither Oneida nor any Oneida Subsidiary has taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor on any Loan.

(f) Each outstanding Loan participation sold by Oneida or any Oneida Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Oneida or any Oneida Subsidiary for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Oneida has Previously Disclosed to CBSI in writing: (i) all Loans held by Oneida or any Oneida Subsidiary that, during the past twelve months, have had their respective terms to maturity accelerated or with respect to which Oneida or an Oneida Subsidiary has notified the borrower of its intention to accelerate the Loan or declare a default, (ii) all Loan commitments or lines of credit that have been terminated or amended by Oneida or an Oneida Subsidiary during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified Oneida or an Oneida Subsidiary during the past 12 months of, or has asserted against Oneida, orally or in writing, any “lender liability” or similar claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past two years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by Oneida as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.12. Tax Matters.

(a) Oneida and each of its Subsidiaries have timely filed federal and state income Tax Returns for each year through December 31, 2013 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Oneida or any of its Subsidiaries.  All Taxes due by or on behalf of Oneida or any of its Subsidiaries have been paid or adequate reserves have been established on the Oneida Financial Statements for the payment of such Taxes.  Neither Oneida nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

(b) All Tax Returns filed by Oneida and each of its Subsidiaries are complete and accurate in all material respects.  Neither Oneida nor any of its Subsidiaries is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed.  No material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Oneida has been proposed, asserted or assessed (tentatively or otherwise).  There are currently no agreements in effect with respect to Oneida or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

(c) Neither the Transactions nor the termination of the employment of any employees of Oneida prior to or following consummation of the Transactions will result in Oneida or any of its Subsidiaries (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e) Neither Oneida nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f) Neither Oneida nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Oneida or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any of its Subsidiaries after the Effective Time.

3.13. Employee Benefit Plans.

(a) Oneida has Previously Disclosed to CBSI in writing a true and complete list of each Oneida Plan.  For purposes of this Section 3.13, the term “Oneida Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Oneida or any Subsidiary or by any trade or business, whether or not incorporated, that together with Oneida would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Oneida or any ERISA Affiliate of Oneida.

(b) With respect to each of the Oneida Plans, Oneida has made available to CBSI true and complete copies of each of the following documents: (i) the Oneida Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financial statements, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Oneida Plan and all material communications relating to each such Oneida Plan; and (iv) the most recent determination letter received from the IRS with respect to each Oneida Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Oneida Plan.

(c) No liability under Title IV of ERISA has been incurred by Oneida or any ERISA Affiliate of Oneida that has not been satisfied in full, and no condition exists that presents a material risk to Oneida or any ERISA Affiliate of Oneida of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

(d) Neither Oneida nor, to the Knowledge of Oneida, any ERISA Affiliate of Oneida, nor any of the Oneida Plans, nor any trust created thereunder, nor, to the Knowledge of Oneida, any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Oneida or any ERISA Affiliate of Oneida could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Oneida or any ERISA Affiliate of Oneida is required to pay under Section 412 of the Code or under the terms of the Oneida Plans.

(f) The fair market value of the assets held under each Oneida Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Oneida Plan.  No reportable event under Section 4043 of ERISA has occurred with respect to any Oneida Plan other than any reportable event occurring by reason of the Transactions or a reportable event for which the requirement of notice to the Pension Benefit Guaranty Corporation has been waived.

(g) None of the Oneida Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h) A favorable determination letter has been issued by the IRS with respect to each of the Oneida Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of Oneida, no condition exists that could adversely affect the qualified status of any such Oneida Plan.  Each of the Oneida Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.  Each of the Oneida Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(i) There are no actions, suits or claims pending, or, to the Knowledge of Oneida, threatened or anticipated (other than routine claims for benefits) against any Oneida Plan, the assets of any Oneida Plan or against Oneida or any ERISA Affiliate of Oneida with respect to any Oneida Plan.  There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Oneida Plan or any fiduciary thereof, other than rules of general applicability.  There are no pending or, to the Knowledge of Oneida, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Oneida Plan.

(j) Except as Previously Disclosed, the consummation of the Transactions will not result in, and is not a precondition to, (i) any current or former employee or director of Oneida or any ERISA Affiliate of Oneida becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

3.14. Material Contracts.

(a) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is a party to, or is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, which has not been filed as an exhibit to Oneida’s SEC Documents, (ii) any agreement, arrangement or commitment which could reasonably be expected to involve expenditures or receipt by Oneida or any of its Subsidiaries in excess of $50,000 in the aggregate, whether or not made in the ordinary course of business (other than Loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of the Oneida Banks), (iii) any agreement, arrangement or commitment restricting the nature or geographic scope of its business activities in any material respect, (iv) any agreement, indenture or other instrument relating to the borrowing of money by Oneida or any of its Subsidiaries or the guarantee by Oneida of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of the banking business of the Oneida Banks consistent with past practice, (v) any agreement, arrangement or commitment relating to the employment of a Person who is or was a director or officer of Oneida or any Oneida Subsidiary or to the employment, election, retention in office or severance of any present or former director or officer of Oneida or any Oneida Subsidiary, (vi) any agreement, arrangement or commitment that would obligate Oneida or any Oneida Subsidiary to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former director or officer of Oneida or any Oneida Subsidiary as a result of the consummation of the Transactions or the separation from service of any such director or officer following consummation of the Transactions, or (vii) any contract, agreement or understanding with a labor union, in each case whether written or oral.

(b) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

3.15. Legal Proceedings.  Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the Knowledge of Oneida or any of its Subsidiaries, threatened against Oneida or any of its Subsidiaries or against any asset, interest or right of Oneida or any of its Subsidiaries that, if decided against Oneida or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on Oneida.  There are no actual or, to the Knowledge of Oneida, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith.  To the Knowledge of Oneida, as of the date of this Agreement there are no actions, suits or proceedings instituted, pending or threatened against any present or former director or officer of Oneida or any of its Subsidiaries that would reasonably be expected to give rise to a right by such director or officer to claim indemnification from Oneida or its Subsidiaries.

3.16. Compliance with Laws.

(a) Oneida and each of its Subsidiaries hold, and have at all times since January 1, 2011 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all material fees and assessments due and payable in connection therewith), and to the Knowledge of Oneida, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Oneida and each of its Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Oneida nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations.

3.17. Labor Matters.  With respect to their employees, neither Oneida nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice.  Since December 31, 2013, neither Oneida nor its Subsidiaries have experienced any attempt by organized labor or its representatives to make Oneida or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Oneida or any of its Subsidiaries.  To the Knowledge of Oneida, there is no unfair labor practice charge or other complaint by any employee or former employee of Oneida or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of Oneida’s or such Subsidiary’s activities or such employee’s employment with Oneida or such Subsidiary.  There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Oneida, threatened against Oneida or any of its Subsidiaries, and neither Oneida nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013.

3.18. Brokers and Finders.  Neither Oneida nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firm of Keefe Bruyette & Woods, Inc. to provide financial advice with respect to the Transactions provided for in this Agreement.  Oneida has heretofore furnished to CBSI a complete and correct copy of all agreements between Oneida or any of its Subsidiaries and Keefe Bruyette & Woods, Inc., pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.19. Insurance.  Except as Previously Disclosed, each of Oneida and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations.  Neither Oneida nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last two calendar years, neither Oneida nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither Oneida nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect.  Oneida has Previously Disclosed a list of all outstanding claims as of the date hereof by Oneida or any of its Subsidiaries under any insurance policy.  The deposits of the Oneida Banks are insured by the FDIC in accordance with the FDIA, and the Oneida Banks have paid all assessments and filed all reports required by the FDIA.

3.20. Environmental Liability.

(a) During the period that Oneida or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release of Hazardous Materials on, from or under such properties or facilities.  There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Oneida having taken possession of any of such properties or facilities.  For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. § 9601 et seq., as amended (“CERCLA”).

(b) The operations of Oneida or any of its Subsidiaries, and properties that Oneida or any of its Subsidiaries owns or leases, are in compliance with Environmental Law.  During the time that Oneida or any of its Subsidiaries has owned or leased its properties and facilities, neither Oneida or any of its Subsidiaries nor, to the best Knowledge of Oneida, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

(c) During the time that Oneida or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best Knowledge Oneida, threatened against Oneida or any of its Subsidiaries by, or any settlement reached by Oneida or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by Oneida or any of its Subsidiaries known to Oneida which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

3.21. Administration of Trust Accounts.  Oneida and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.  Neither Oneida nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Oneida or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

3.22. Intellectual Property.  Each of Oneida and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.  The ownership, licensing or use of Intellectual Property by Oneida or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person.  None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would, individually or in the aggregate, have a Material Adverse Effect on Oneida.  Upon consummation of the Transactions, CBSI will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

3.23. Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Oneida Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Oneida relating to Oneida or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning Oneida and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

3.24. Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Oneida or any of its Subsidiaries is a party, whether entered into for Oneida’s own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of Oneida or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Oneida nor any of its Subsidiaries nor to Oneida’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.  Oneida has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

3.25. Related Party Transactions.  Except as Previously Disclosed, no Related Party has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with Oneida or any of its Subsidiaries pertaining to Loans, services (other than as an employee), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to Oneida in an amount in excess of $50,000 in the aggregate (collectively, the “Related Party Transactions”).  Each Related Party Transaction that is an arrangement to make a Loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, is an arms’-length transaction on substantially normal commercial terms and conditions that are applicable for comparable transactions to Oneida’s unaffiliated customers and, if a Loan, was approved pursuant to normal underwriting standards.

3.26. Takeover Statutes Not Applicable; No Rights Agreement.  The Board of Directors of Oneida has taken all actions so that the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601 of the MGCL) will not apply to the execution or delivery of this Agreement or any Transaction Document to which Oneida is a party, or to the consummation of the Transactions.  Oneida has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

3.27. Investment Securities.  Except as Previously Disclosed, except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Oneida Financial Statements, and none of the material investments made by Oneida or any of its Subsidiaries since December 31, 2013, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

3.28. Capitalization.  Oneida  is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board for a savings and loan holding company and the Oneida Banks are “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC.

3.29. Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws.

(a) Oneida and each of its Subsidiaries have, since January 1, 2011, complied in all material respects with, are not presently in material default or violation under, and have no Knowledge of or reason to believe that any facts or circumstances exist which would cause Oneida or any of its Subsidiaries to be in material default or violation under, any law, statute, order, rule or regulation of any governmental entity applicable to Oneida or any of its Subsidiaries, including, without limitation (to the extent applicable to Oneida or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement, the S.A.F.E. Act, RESPA, the Bank Secrecy Act, the Gramm-Leach-Bliley Act, the provisions of the Information Security Program established pursuant to 12 C.F.R. part 364, any regulations promulgated by the Consumer Financial Protection Bureau, and any other law or regulation relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of the Oneida Banks has been rated “satisfactory” or better by federal or state regulators for purposes of the Community Reinvestment Act.

(b) Neither Oneida nor any of its Subsidiaries nor any director, officer, agent, employee or any other Person acting on behalf of Oneida or its Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.29(b) in connection with the operation of the businesses of Oneida and its Subsidiaries.  Oneida and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Oneida and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) Oneida and its Subsidiaries are and since January 1, 2011 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any governmental entity in jurisdictions where Oneida and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”).  Oneida and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Oneida and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither Oneida nor any of its Subsidiaries nor to the Knowledge of Oneida, any director, officer, agent, employee or any other Person acting on behalf of Oneida or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any governmental entity (collectively, “Sanctions”), nor is Oneida or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”).  For the past five (5) years, Oneida and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.  Oneida and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Oneida and its Subsidiaries with all applicable Sanctions.

3.30. Agreements with and Examination by Banking Authorities.  Neither Oneida nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to Oneida or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or savings and loan holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither Oneida nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order.  Neither Oneida nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

3.31. Ownership of CBSI Common Stock.  Neither Oneida, any Subsidiary nor, to the Knowledge of Oneida, any director or officer of Oneida or any Subsidiary, beneficially owns  or, within the past two years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock.

3.32. Disclosure.  None of the representations and warranties of Oneida contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by Oneida to CBSI in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.33. OneGroup.

(a) OneGroup is duly licensed as an insurance agency and each Person engaged in selling insurance for OneGroup is duly licensed as an insurance agent by the State of New York and such other applicable states as required to engage in the business as presently conducted and authorized to sell the types of insurance products sold by OneGroup and to otherwise conduct business as presently conducted by OneGroup.  All such licenses are in full force and effect and in good standing and there are no pending or threatened suits or proceedings with respect to the suspension, revocation, cancellation, restriction or non-renewal of any such license.  A true and complete list of all licenses issued or granted to OneGroup and each Person engaged in selling insurance for OneGroup has been Previously Disclosed to CBSI in writing.  Neither OneGroup nor any of its employees or agents has transacted any insurance business in any jurisdiction requiring a license therefor without possessing such a license.

(b) No insurance company or broker for which OneGroup acted during the five years preceding the date of this Agreement has cancelled or terminated any agreement with OneGroup and no insurance company or broker whom OneGroup currently represents has threatened or notified OneGroup, orally or in writing, of any intention to cancel or terminate any existing agreement with OneGroup.

(c) OneGroup has (i) processed in the normal course of business all requests and orders from customers for insurance policies and endorsements thereto, (ii) notified applicable insurance companies of all claims under insurance policies sold by OneGroup to the extent that such claims have come to the attention of OneGroup, (iii) notified customers of all return premiums due to them on account of all agency-billed premiums and remitted to customers or allowed as credit to customers in OneGroup’s historically normal and customary course of business all return premiums due thereto which have come into the possession of OneGroup, (iv) not prebilled or advanced-billed any customer accounts for premiums applicable to policies of insurance effective on or after the Effective Time except in accordance with OneGroup’s historically normal and customary course of business, and (v) not received any advance commission payments from any insurance company on account of direct-billed insurance policies or endorsements that are to be effective or renewed on or after the Effective Time.  All premiums collected by OneGroup which are properly due and payable on or prior to the date of this Agreement to insurance companies or other insurance agents or brokers applicable to premium billings for insurance business written for OneGroup customer accounts to be effective prior to the Effective Time, the due date of which premium billing is prior to the Effective Time, has been paid or will be paid by OneGroup prior to any default thereon.  As of the date of this Agreement, and to the Knowledge of Oneida, OneGroup has not received notice from any of its top twenty (20) insurance customers (measured by aggregate insurance premiums received during the twelve month period ended December 31, 2014) that such customer intends to transfer its insurance business to another agent.

3.34. Broker-Dealer and Investment Advisory Matters.

(a) Each of Oneida and its Subsidiaries, and each of their respective officers and employees, who are required to be registered, licensed or qualified as (i) a broker-dealer or investment adviser or (ii) registered representative or investment adviser representative with the SEC or any securities or insurance commission or other governmental entity are duly registered as such, and such registrations are in full force and effect.  Each Subsidiary that is a broker-dealer or that provides investment management or investment advisory or administration services has operated and is currently operating in compliance in all material respects with all laws and regulations applicable to it or its business and has all material registrations, permits, and licenses required for the operation of its business as presently conducted.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of Oneida, threatened that would reasonably be likely to lead to the revocation, suspension or restriction of any such registration, permit or license.

(b) The information contained in the currently effective Forms ADV and BD as filed with the SEC by Oneida or any Subsidiary was complete and accurate in all material respects as of the time of filing thereof.  Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, neither Oneida, any Subsidiary nor any of their directors, officers, employees, “associated persons” or “affiliated persons” (as those terms are defined in the Securities Laws) has been the subject of disqualification, censure, or other disciplinary action, proceeding or order of or by any governmental agency.

(c) Each contract or agreement between Oneida or any applicable Subsidiary and any client or customer receiving investment management or investment advisory or administration services (i) has been duly authorized, executed and delivered in material compliance with all applicable laws and regulations, (ii) is a valid and binding agreement enforceable in accordance with its terms and (iii) is in full force and effect.  Oneida and each applicable Subsidiary have complied in all material respects with its obligations under any such contract or agreement and there are no material disputes pending or, to the Knowledge of Oneida, threatened by any client or customer under the terms of any such contract or agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CBSI

       Except as Previously Disclosed, CBSI hereby represents and warrants to Oneida as follows:

4.1.  Capital Structure of CBSI.  The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding and (ii) 75,000,000 shares of CBSI Common Stock, par value $1.00 per share, of which, as of the date hereof, 40,661,534 shares are issued and outstanding and 1,001,688 shares are held in treasury.  All outstanding shares of CBSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person.  The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

4.2. Organization, Standing and Authority of CBSI.  Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI.  Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI.  CBSI is registered as a bank holding company under the Bank Holding Company Act.

4.3. Authorized and Effective Agreement.

(a) CBSI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and each such Transaction Document and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI.  The Board of Directors of CBSI has approved and adopted this Agreement and the Merger.

(b) This Agreement and each Transaction Document to which CBSI is a party have been duly executed and delivered by CBSI and, assuming the accuracy of the representation contained in Section 3.4(b) hereof, this Agreement constitutes the legal, valid and binding obligations of CBSI, enforceable against CBSI in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery by CBSI of this Agreement or any Transaction Document to which it is a party, nor consummation of the Transactions, nor compliance by CBSI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CBSI, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

(d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions.

4.4. Regulatory Filings.  Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

4.5. SEC Documents; Financial Statements; Books and Records; Minute Books.  CBSI has filed all forms, reports and documents required to be filed with the SEC since January 1, 2012.  The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The CBSI Financial Statements filed by CBSI in its SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC.  The books and records of CBSI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects.

4.6. Material Adverse Change.  CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2013, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CBSI.

4.7. Absence of Undisclosed Liabilities.  Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014.

4.8. Properties.  CBSI and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of CBSI on a consolidated basis, and which are reflected on the CBSI Financial Statements as of September 30, 2014 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of CBSI, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice.  All written or oral lease agreements (and all amendments thereto) pursuant to which CBSI or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of CBSI on a consolidated basis are valid and enforceable against CBSI and the lessor in accordance with their respective terms.  All tangible property used in the business of CBSI is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with CBSI’s past practices.

4.9. Tax Matters.

(a) CBSI and each of its Subsidiaries have timely filed federal income tax returns for each year through December 31, 2013 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI.  All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI.  Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on CBSI.

(b) All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects.  Neither CBSI nor any of its Subsidiaries is delinquent in the payment of any material Tax and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed.  Except as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise).

(c) Neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

4.10. Employee Benefit Plans.  Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, in individually or in the aggregate, have a Material Adverse Effect on CBSI.  For purposes of this Agreement, the term “CBSI Plan” means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by CBSI or any ERISA Affiliate or under which CBSI or any ERISA Affiliate has any liability or obligation.  No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability.  Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

4.11. Legal Proceedings.  There are no actions, suits or proceedings instituted, pending or, to the Knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI.  There are no actual or, to the Knowledge of CBSI, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith.

4.12. Labor Matters.  With respect to their employees, neither CBSI nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice.  Since December 31, 2013, neither CBSI nor its Subsidiaries have experienced any attempt by organized labor or its representatives to make CBSI or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of CBSI or any of its Subsidiaries.  To the Knowledge of CBSI, there is no unfair labor practice charge or other complaint by any employee or former employee of CBSI or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of CBSI’s or such Subsidiary’s activities or such employee’s employment with CBSI or such Subsidiary.  There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of CBSI, threatened against CBSI or any of its Subsidiaries, and neither CBSI nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013.

4.13. Brokers and Finders.  Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firm of RBC Capital Markets to provide financial advice with respect to the Transactions provided for in this Agreement.

4.14. Environmental Liability.

(a) During the period that CBSI or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release, from or under such properties or facilities.  There is not now nor has there ever been any presence, disposal, release, from or under any of such properties or facilities, which may have occurred prior to CBSI having taken possession of any of such properties or facilities.  For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by CERCLA.

(b) The operations of CBSI or any of its Subsidiaries, and properties that CBSI or any of its Subsidiaries owns or leases, are in compliance with Environmental Law.  During the time that CBSI or any of its Subsidiaries has owned or leased its properties and facilities, neither CBSI or any of its Subsidiaries nor, to the best Knowledge of CBSI, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

(c) During the time that CBSI or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best Knowledge CBSI, threatened against CBSI or any of its Subsidiaries by, or any settlement reached by CBSI or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities which has not been addressed or remediated in accordance with applicable Environmental Laws.

(d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by CBSI or any of its Subsidiaries known to CBSI which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

4.15. Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Oneida Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

4.16. Capitalization.  CBSI is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board for a bank holding company and Community Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC.

4.17. Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws.

(a) CBSI and each of its Subsidiaries have, since January 1, 2011, complied in all material respects with, are not presently in material default or violation under, and have no Knowledge of or reason to believe that any facts or circumstances exist which would cause CBSI or any of its Subsidiaries to be in material default or violation under, any law, statute, order, rule or regulation of any governmental entity applicable to CBSI or any of its Subsidiaries, including, without limitation (to the extent applicable to CBSI or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement, the S.A.F.E. Act, RESPA, the Bank Secrecy Act, the Gramm-Leach-Bliley Act, the provisions of the Information Security Program established pursuant to 12 C.F.R. part 364, any regulations promulgated by the Consumer Financial Protection Bureau, and any other law or regulation relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Community Bank has been rated “satisfactory” or better by federal or state regulators for purposes of the Community Reinvestment Act.

(b) Neither CBSI nor any of its Subsidiaries nor any director, officer, agent, employee or any other Person acting on behalf of CBSI or its Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws, or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 4.17(b) in connection with the operation of the businesses of CBSI and its Subsidiaries.  CBSI and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by CBSI and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) CBSI and its Subsidiaries are and since January 1, 2011 have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws.  CBSI and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by CBSI and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither CBSI nor any of its Subsidiaries nor, to the Knowledge of CBSI,  any director, officer, agent, employee or any other Person acting on behalf of CBSI or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is CBSI or any of its Subsidiaries located, organized or resident in a Sanctioned Country.  For the past five (5) years, CBSI and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.  CBSI and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by CBSI and its Subsidiaries with all applicable Sanctions.

4.18. Agreements with and Examination by Banking Authorities.  Neither CBSI nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to CBSI or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither CBSI nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order.  Neither CBSI nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

4.19. Disclosure.  None of the representations and warranties of CBSI contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by CBSI to Oneida in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.20. Merger Consideration.  CBSI now has and will have, at the Effective Time, unissued shares of CBSI Common Stock and shares of CBSI Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of CBSI Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

ARTICLE V

COVENANTS

5.1. Shareholders’ Meeting.

(a) Oneida shall call and give notice of the Oneida Shareholders’ Meeting as promptly as practicable after the Registration Statement contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 business days after the date of such effectiveness (the “Registration Statement Effective Date”), for the purpose of voting upon the approval of this Agreement and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting or special meeting of shareholders to adopt a merger agreement.  Oneida shall use all reasonable efforts to hold the Oneida Shareholders’ Meeting as soon as practicable after the Registration Statement Effective Date, subject to the applicable notice requirements under its governing documents and the MGCL.

(b) The Board of Directors of Oneida shall use its reasonable best efforts to obtain from the shareholders of Oneida votes sufficient under its governing documents and the MGCL to approve this Agreement and the Transactions, including by communicating to Oneida’s shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they adopt and approve this Agreement and the Transactions contemplated herein and taking all other action necessary or desirable to secure the vote of shareholders to obtain such approval.

(c) Notwithstanding Section 5.1(b) above, but subject to the provisions of Section 5.12 and Article VII hereof, if the Board of Directors of Oneida, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Oneida of a Takeover Proposal that the Board of Directors of Oneida concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this agreement to the shareholders of Oneida, the Board of Directors of Oneida may submit this Agreement without recommendation (although any resolutions of the Board of Directors of Oneida approving this Agreement as of the date hereof shall not be rescinded or amended), in which event the Board of Directors of Oneida may communicate the basis for its lack of recommendation in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Oneida shall not take any action under this sentence unless it has complied with the provisions of Section 5.12(b)(ii).

(d) Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of Oneida, Oneida agrees to hold the Oneida Shareholders’ Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms.  Oneida shall adjourn or postpone the Oneida Shareholders’ Meeting to a date and time mutually agreed upon by Oneida and CBSI if (i) as of the time for which the Oneida Shareholders’ Meeting is originally scheduled there are insufficient shares of Oneida Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) if on the date of the Oneida Shareholders’ Meeting Oneida has not received proxies representing a sufficient number of votes to approve this Agreement and the Transactions, provided, that Oneida shall not be required to adjourn or postpone the Oneida Shareholders’ Meeting more than twice as a result of (i) or (ii) above.  If, between the date hereof and the Oneida Shareholders’ Meeting, Keefe Bruyette & Woods, Inc. shall amend or withdraw its fairness opinion, Oneida shall give prompt notice thereof to CBSI.

5.2. Proxy Statement; Registration Statement.  As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and Oneida shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement/Prospectus to be mailed to the shareholders of Oneida in connection with obtaining their approval of this Agreement.  CBSI will advise Oneida, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or 5% or greater shareholders, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus included therein, such party shall promptly notify the other party.  To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.  CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.3. Applications.  As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI and Oneida shall submit any requisite applications for prior approval of, and notices with respect to, the Transactions to the OCC, the Federal Reserve Board and the New York Department of Financial Services, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger.  Oneida and CBSI each represent and warrant to the other that all information concerning their respective directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by them shall be true, correct and complete in all material respects.  Each party agrees to consult with the other party with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents, including providing the other party with copies of all material written communications to, or received from, any regulatory authority in respect of the Transactions.  The parties agree to cooperate with each other in seeking regulatory approvals by, among other things, providing each other with information which may be necessary or advisable in connection with any application to, or filing with, any regulatory authority.

5.4. Best Efforts.

(a) Subject to the terms and conditions of this Agreement, CBSI and Oneida shall each use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Persons whose consent or approval is required for consummation of the Transactions, provided that Oneida shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld or delayed, and (2) requesting the delivery of appropriate opinions, consents and letters from their respective counsel and independent auditors.  Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or not to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

(b) Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

(c) From the date of this Agreement through the Effective Time, to the extent permitted by law, Oneida shall cause the Oneida Banks to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of the Oneida Banks into Community Bank’s own data processing system, with a view to facilitating the integration of Community Bank’s and the Oneida Banks’ systems and otherwise combining Community Bank’s and the Oneida Banks’ operations upon consummation of the Merger.  Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of the Oneida Banks, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time.  After execution of this Agreement, the Oneida Banks and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.  Prior to the Effective Time, Oneida shall not enter into, extend, modify, or terminate, any agreement with a third party vendor providing information technology or data processing services or software to Oneida or any Oneida Subsidiary without the prior written consent of CBSI, which consent shall not be unreasonably withheld or delayed.

(d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

(e) Each party shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of Oneida (including derivative securities) or acquisitions of equity securities of CBSI in connection with the consummation of the Transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.5. Investigation and Confidentiality.

(a) Oneida and CBSI each will keep the other advised of all material developments relevant to its and its Subsidiaries’ businesses and to consummation of the Transactions.  Without limiting the generality of the foregoing, (i) representatives of Oneida and CBSI shall confer periodically regarding the financial condition, assets, liabilities, operations and business of Oneida and the Oneida Banks and matters relating to the completion of the Transactions, and (ii) as soon as reasonably available, but in no event more than three (3) business days after filing, Oneida shall furnish to CBSI all reports filed by it or the Oneida Banks with, and all material notices received by it or the Oneida Banks from, any regulatory authority subsequent to the date hereof, subject to any regulatory requirements to maintain the confidentiality of such reports and notices.

(b) Oneida and CBSI each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Transactions, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party.  CBSI and Oneida agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request, including, without limitation, information with respect to Oneida’s delinquent or problem Loans of the nature described in Section 3.11.

(c) Promptly following the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been required to have been Previously Disclosed, the applicable party shall update its disclosure letter required to be delivered under the terms of this Agreement unless such event or fact is disclosed in an SEC Document filed with the SEC.

(d) Oneida shall provide CBSI, no later than fifteen (15) days after the end of each month, a written update on each of its Delinquent Loans and Loans Previously Disclosed pursuant to Section 3.11(g).

(e) No update of a party’s disclosure letter after the date hereof, and no investigation done after the date hereof pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

(f) Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreement dated December 19, 2014, between Oneida and CBSI (the “Confidentiality Agreement”).

5.6. Press Releases and Other Public Disclosures.  Oneida and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the Transactions, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which, in the opinion of its counsel, is required by applicable law or NYSE or NASDAQ rules.

5.7. Actions Pending the Merger.

(a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and Oneida shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other Persons.

(b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld or delayed) or as expressly permitted by this Agreement, Oneida shall not, and shall not permit any of its Subsidiaries to:

(1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $50,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

(2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on Oneida Common Stock in amounts consistent with past practice;

(3) issue any shares of its capital stock or permit any treasury shares to become outstanding (except that Oneida may issue shares of Oneida Common Stock pursuant to a valid exercise of an unexpired Oneida Option), or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5) issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6) amend or otherwise change its articles of incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of capital stock of Oneida of any lien, charge or encumbrance;

(7) merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

(8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

(9) sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $50,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for Loans, in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $50,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

(10) hire any new employee without first consulting with CBSI; increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any “change of control” or severance payment) to any of its directors, officers or employees except  as required by law or contractual obligation in effect as of the date hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation;

(11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or changes required by a regulatory authority;

(12) change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2013, except as required by applicable law;

(13) take any action that could result in (i) any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law or (iii) materially delaying the receipt of necessary regulatory approvals for the Transactions except as may be required by law or regulatory requirement; or

(14) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the Transactions.

(c) CBSI shall not, except with the prior written consent of Oneida (which consent shall not unreasonably be withheld or delayed) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the Transactions.

5.8. Certain Policies.  Following receipt of all regulatory approvals required to consummate the Merger and the Bank Mergers and approval of this Agreement at the Oneida Shareholders’ Meeting:

(a) Oneida shall, consistent with GAAP and applicable law and on a basis mutually satisfactory to it and CBSI, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of CBSI;

(b) Oneida and CBSI shall review the adequacy of reserves for loan losses currently established by Oneida and, if deemed warranted by both parties under GAAP, Oneida shall make mutually acceptable changes to such reserves; and

(c) Oneida shall consult with CBSI with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Oneida’s expenses incurred in connection with the Transactions and, subject to GAAP and applicable law, Oneida shall recognize its costs and expenses in connection with the Transactions at such time or times as are reasonably requested by CBSI.

5.9. Employee Benefits; Directors and Management; Indemnification.

(a) The current employees of Oneida or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time (“Continuing Employees”) shall be given credit for past service with Oneida for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries in which such Continuing Employees participate following the Merger and for purposes of determining length of vacation, sick time, paid time off and severance under CBSI’s applicable plan or policy.  In the event that the employment of any Continuing Employee shall be terminated by CBSI or one of its Subsidiaries without cause within twelve months after the Effective Time, such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits no less than those provided under the terms of CBSI’s severance policy in effect as of the date of this Agreement, which has been Previously Disclosed.  In the event that the employment of any Continuing Employee shall be terminated by CBSI or one of its Subsidiaries without cause more than twelve months after the Effective Time, such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits no less than those provided under the terms of CBSI’s severance policy in effect as of the date of termination of employment.

(b) Prior to the Effective Time, Oneida shall take all actions, provided such actions comply with applicable law or do not trigger adverse tax consequences to any employee or independent contractor of Oneida or any Oneida Subsidiary, that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more Oneida Plans to terminate as of or immediately prior to the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Oneida Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any Oneida Plan into any CBSI Plan as of or following the Effective Time.

(c) CBSI shall honor the employment agreements and severance arrangements in effect as of the date of this Agreement and Previously Disclosed by Oneida to CBSI, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time, with the written consent of the affected parties.

(d)  In the event of any termination of any Oneida or any Oneida Subsidiary health plan or consolidation of any such plan with any CBSI or CBSI Subsidiary health plan, CBSI shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CBSI or CBSI Subsidiary employees.  Unless a Continuing Employee causes coverage to terminate under an Oneida or Oneida Subsidiary health plan prior to the time that a Continuing Employee becomes eligible to participate in the CBSI or CBSI Subsidiary health plan, neither CBSI nor any CBSI Subsidiary shall terminate the existing coverage of any of the Continuing Employees or their dependents under any of the Oneida or Oneida Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CBSI or CBSI Subsidiary and their dependents.  In the event of a termination or consolidation of any Oneida or Oneida Subsidiary health plan on or after the Effective Time, former employees of Oneida or Oneida Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CBSI to the extent required by COBRA.

(e) At the Effective Time, CBSI shall, or direct Oneida to, pay each participant in the Oneida Cash Incentive Plans a lump sum cash payment equal to the pro-rata portion of his or her annual incentive award payable under the Oneida Cash Incentive Plans, calculated from the first day of the plan year beginning on January 1, 2015 (or beginning on January 1, 2016 if the Effective Time occurs in the 2016 calendar year) until the Effective Time, as if the company and individual performance goals are achieved at “target” performance for such award.

(f) Prior to the Effective Time, CBSI shall cause its Board of Directors and Community Bank’s Board of Directors (subject to their continuing fiduciary duties between the date hereof and the Effective Time) to take all requisite actions to expand the size thereof by two directors and appoint Eric E. Stickels and Michael R. Kallet(each, a “New Director”) as directors of CBSI and Community Bank to fill the vacancies created by the expansion, effective as of the Effective Time.  Subject to the exercise of the fiduciary duties of CBSI’s Board of Directors, CBSI shall cause the Nominating and Corporate Governance Committee to nominate, and shall cause its Board to recommend for election, each New Director at CBSI’s next annual meeting of shareholders at which they are standing for election.  Nothing contained in this Section 5.9(f) shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

(g)   (1)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person (the “Indemnified Party”) who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Oneida is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Oneida or any of its Subsidiaries, or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, CBSI shall, for a period of six years after the Effective Time, indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are issues which raise conflicts of interest between CBSI and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) CBSI shall no obligation hereunder to defend or indemnify an Indemnified Party from a claim, action or suit between such Indemnified Party and CBSI or any of its Subsidiaries.  Any Indemnified Party wishing to claim indemnification under this Section 5.9(g), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

(2)           The indemnification rights provided in subparagraph (1) above, are in addition to the obligations of indemnification (including the advancement of expenses) in favor of the directors and officers of Oneida (including former directors and officers) under Oneida’s articles of incorporation and bylaws (and provisions of Maryland law referenced or incorporated therein) that are assumed by CBSI by reason of the Merger.

(3)           CBSI will use its reasonably best efforts to cause the Persons who served as directors or officers of Oneida on or before the Effective Time to be covered by Oneida’s existing directors’ and officers’ liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured Person be entitled under this Section 5.9 to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time.  Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall CBSI be required to expend more than 150% of the current amount expended by Oneida to maintain or procure insurance coverage pursuant hereto.  Prior to the Effective Time, Oneida agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at CBSI’s request.

5.10. Dividends; Termination of DRIP Plan.  After the date of this Agreement, CBSI and Oneida shall coordinate with the other the declaration of any dividends in respect of CBSI Common Stock and Oneida Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Oneida Common Stock shall not receive dividends other than regular dividends thereon, subject to any regulatory limitations, or fail to receive such regular dividends subject to any regulatory limitations, for any calendar quarter prior to the Effective Time with respect to their shares of Oneida Common Stock and for any calendar quarter following the Effective Time with respect to any shares of CBSI Common Stock that such holder receives as Merger Consideration.  Oneida shall suspend its DRIP Plan effective as of the date of this Agreement with the effect that no additional shares of Oneida Common Stock shall be issued thereunder prior to the Effective Time or the termination of this Agreement.  Prompt notice of such suspension shall be given to all Oneida shareholders.  Upon the Effective Time, the DRIP Plan shall be terminated, and Oneida and CBSI shall cooperate in providing any required notice of such termination of such termination to the shareholders of Oneida.

5.11. Takeover Laws.  No party hereto shall take any action that would cause the Transactions to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

5.12. No Solicitation.

(a) Subject to Section 5.12(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Oneida nor any Person acting on behalf of Oneida shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by Oneida or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving Oneida or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or twenty-five percent (25%) or more of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as “Takeover Proposal”), (b) provide non-public information with respect to Oneida or any of its Subsidiaries to any Person, other than CBSI and its professional advisors or Oneida’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal.  If Oneida receives any offer or proposal relating to a Takeover Proposal, Oneida shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.  Oneida shall immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any Person other than CBSI with respect to any Takeover Proposal.  Oneida will promptly (and in any event within twenty-four (24) hours) advise CBSI following receipt of any communication or inquiry which could reasonably be expected to lead to a Takeover Proposal and the substance thereof (including any terms and conditions discussed and the identity of the party making such communication or inquiry) and will promptly advise CBSI of any related developments, discussions and negotiations on a current basis.

(b)   (i)           Notwithstanding anything to the contrary contained in Section 5.12(a) prior to the Closing or the termination of this Agreement in accordance with its terms, to the extent the Board of Directors of Oneida determines, in good faith, after consultation with outside legal counsel, that a failure to take such actions would constitute a violation of its fiduciary duties under applicable law, Oneida may: participate in discussions or negotiations with, and, subject to the requirements of Section 5.12(c), furnish non-public information, and afford access to the properties, books or records of Oneida or any of its Subsidiaries, to any Person after such Person has delivered to Oneida in writing an unsolicited bona fide Takeover Proposal with respect to Oneida or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of Oneida in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of Oneida (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”).  In addition, notwithstanding the provisions of Section 5.12(a) above, in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, Oneida shall refer any third party to this Section 5.12 or make a copy of this Section 5.12 available to such third party.

(ii)           In the event Oneida or any of its Subsidiaries receives a Superior Proposal, prior to taking any action with respect thereto Oneida shall (A) provide CBSI not less than seventy-two (72) hours prior written notice of its intent to take such action and any meeting of the Board of Directors of Oneida at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than three (3) business days after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Superior Proposal, or provide an alternative proposal upon terms which, after consideration by the Board of Directors of Oneida in good faith, are not more favorable than the Superior Proposal, within three (3) business days after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this Section 5.12(b) shall limit Oneida’s obligation to hold and convene the Oneida Shareholders’ Meeting in accordance with Section 5.1 hereof (regardless of whether the recommendation of the Board of Directors of Oneida shall have been withdrawn, modified or not yet made) or to provide the shareholders of Oneida with material information relating to this Agreement and the Oneida Shareholders’ Meeting.  Any material amendment to any Superior Proposal shall be deemed to be a new Superior Proposal for purposes of determining any time periods and obligations of Oneida pursuant to this Section 5.12(b)(ii).

(c) Notwithstanding anything to the contrary herein, neither Oneida nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) Oneida provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CBSI.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions Precedent to Obligations of CBSI and Oneida.  The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Transactions, including without limitation the Oneida shareholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

(b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the Transactions, all notice periods and waiting periods required under applicable law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

(c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all “blue sky” or state securities approvals or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the Transactions;

(e) The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) Oneida shall have received an opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Oneida (a copy of which shall have been furnished to CBSI no less than three business days prior to the issuance thereof in order to provide CBSI an opportunity to review and comment thereon), dated as of the date the Registration Statement is effective and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

(1) Oneida and CBSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by CBSI or Oneida as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

(3) No gain or loss will be recognized by Oneida shareholders who receive only shares of CBSI Common Stock in exchange for their shares of Oneida Common Stock, except that gain or loss will be recognized on receipt of cash, if any, in lieu of fractional shares;

(4) Each Oneida shareholder’s aggregate tax basis in any shares of CBSI Common Stock received in the Transactions will be the same as the aggregate tax basis of the shares of Oneida Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received and any tax basis allocable to the cash received for fractional shares of CBSI Common Stock, and increased by the amount of gain recognized by the Oneida shareholder with respect to cash received;

(5) Gain, but not loss, will be recognized by Oneida shareholders on the exchange of Oneida Common Stock for CBSI Common Stock and cash in an amount equal to the lesser of the Oneida shareholder’s gain realized with respect to such exchange or the amount of cash received; and

(6) Each Oneida shareholder’s holding period in any shares of CBSI Common Stock received in the Transactions will, in each instance, include the period during which the shares of Oneida Common Stock surrendered in exchange therefor were held, provided that such shares of Oneida Common Stock were held as capital assets by the shareholder at the Effective Time.

6.2. Conditions Precedent to Obligations of Oneida.  The obligations of Oneida to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Oneida pursuant to Section 8.3 hereof:

(a) The representations and warranties of CBSI set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Oneida; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CBSI;

(b) CBSI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) CBSI shall have delivered to Oneida a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.2 have been satisfied; and

6.3. Conditions Precedent to Obligations of CBSI.

The obligations of CBSI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 8.3 hereof:

(a) The representations and warranties of Oneida set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Oneida;

(b) Oneida shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) Oneida shall have delivered to CBSI a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.3 have been satisfied;

(d) The required regulatory approvals approving the Transactions shall contain no condition or requirement which would be reasonably likely to result in a Material Adverse Effect on CBSI following the consummation of the Transactions;

(e) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which Oneida is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained, unless the failure to do so would not have a Material Adverse Effect on CBSI; and

(f) Oneida shall have delivered to CBSI duly-executed copies of each of the Transaction Documents together with such other documents, consents or other deliverables as may be reasonably requested by CBSI to consummate the Transactions.

ARTICLE VII

TERMINATION

7.1. Termination.  This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of Oneida:

(a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

(b) by CBSI in writing, if Oneida has, or by Oneida in writing, if CBSI has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the Transactions under Article VI hereof;

(c) by any party hereto in writing, if the applications for governmental approval referred to in Section 5.3 hereof have been denied, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(d) by any party hereto in writing, if the shareholders of Oneida do not approve this Agreement and the Transactions at the special meeting duly called for that purpose;

(e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on December 31, 2015, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(f) by CBSI, if (i) the Board of Directors of Oneida shall withdraw, modify or change its approval or recommendation of this Agreement or the Transactions in a manner adverse to CBSI, or Oneida shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the  approval of this Agreement or the Transactions; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Oneida shall fail to timely comply with the covenants contained in Section 5.2; (iii) the Board of Directors of Oneida shall have recommended to the shareholders of Oneida a Superior Proposal, or Oneida shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Oneida Common Stock is commenced and Oneida shall not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Oneida recommends rejection of such tender or exchange offer; or (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to Oneida is publicly announced and, upon CBSI’s request, Oneida fails to issue a press release announcing its opposition to such Takeover Proposal within three (3) business days after such request;;

(g) by Oneida, if the Board of Directors of Oneida shall have recommended to the shareholders of Oneida a Superior Proposal, or Oneida shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with Section 5.12, provided that Oneida has complied with all provisions thereof.

(h) by Oneida, if the Board of Directors of Oneida so determines by a vote of the majority of the members of the entire Board of Directors of Oneida, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A)           The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “CBSI Ratio”) shall be less than 0.80; and

(B)           (x) the CBSI Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences.  If Oneida elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to CBSI (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).  During the five-day period commencing with its receipt of such notice, CBSI shall have the option to increase the consideration to be received by the holders of Oneida Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the CBSI Ratio.  If CBSI so elects within such five-day period, it shall give prompt written notice to Oneida of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of CBSI Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the first business day after the date all regulatory approvals (or waivers thereof) required to consummate the Merger and the Bank Mergers have been obtained (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Price” shall mean the closing price on the Starting Date of the SNL Midcap U.S. Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $35.49 per share of CBSI Common Stock.

7.2. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 5.5, 7.3, 8.6, 8.9 and 8.10 hereof shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

7.3. Fee.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of its own financial consultants, accountants and counsel) shall be paid by the party incurring such expenses, whether or not such transactions are consummated, except that CBSI and Oneida each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement/Prospectus and any amendment or supplement thereto.

(b) As a condition of CBSI’s willingness, and in order to induce CBSI, to enter into this Agreement and consummate the transactions contemplated by this Agreement, Oneida hereby agrees to pay CBSI, and CBSI shall be entitled to payment of FOUR MILLION NINE HUNDRED AND THIRTY THOUSAND DOLLARS ($4,930,000) (the “Fee”), as liquidated damages and not as a penalty.  The Fee shall be paid within three (3) business days after written demand for payment is made by CBSI, following the occurrence of any of the events set forth below:

(i) The termination of this Agreement by Oneida pursuant to Section 7.1(g) or by CBSI pursuant to Section 7.1(f);

(ii) The entering into a definitive agreement by Oneida relating to a Takeover Proposal or the consummation of a Takeover Proposal involving Oneida within nine (9) months after the occurrence of any of the following: (i) the termination of the Agreement by CBSI pursuant to Section 7.1(b) because of a breach by Oneida; or (ii) the failure of Oneida to hold the Oneida Shareholders’ Meeting or the failure of the shareholders of Oneida to approve this Agreement, in each case after the public disclosure of a Takeover Proposal.

(c) The right to receive payment of the Fee under Section 7.3(b) will constitute the sole and exclusive remedy of CBSI and Community Bank against Oneida and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 7.3(b).

ARTICLE VIII

MISCELLANEOUS

8.1. Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI or Oneida (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI or Oneida, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI and Oneida of the Transactions.

8.2. Amendment or Supplement.  This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto.  Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the respective shareholders of Oneida or CBSI, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

8.3. Waiver.  Except where not permitted by law, CBSI or Oneida, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Oneida) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

8.4. Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors.  Except for the provisions of Article II and Section 5.9(c) and (d) and as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.  This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

8.5. No Assignment.  No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

8.6. Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Oneida:	Oneida Financial Corp.
182 Main Street
Oneida, New York 13421
Attention: Michael R. Kallet, Chief Executive Officer
Facsimile: (315) 366-3709

With a required copy to:	Luse Gorman, PC
5335 Wisconsin Ave., NW Suite 780
Washington, DC 20015
Attention: Eric Luse, Esq.
Facsimile: (202) 362-2902

If to CBSI:	Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York 13214
Attention: President and Chief Executive Officer
Facsimile: (315) 445-7347

With a required copy to:	Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Ronald C. Berger
Facsimile: (315) 218-8100

8.7. Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.8. Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

8.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.10. Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer

ONEIDA FINANCIAL CORP.

By: /s/ Michael R. Kallet
Name: Michael R. Kallet
Title: Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement, dated as of February 24, 2015 (this “Agreement”), is by and between Community Bank System, Inc., a Delaware corporation (“CBSI”), and the undersigned shareholder (the “Shareholder”) of Oneida Financial Corp., a Maryland corporation (“Oneida”).

RECITALS

A.           Concurrently with the execution of this Agreement, CBSI and Oneida entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger  of Oneida with and into CBSI (the “Merger”).  Pursuant to the Merger, shares of capital stock of Oneida will be converted into the merger consideration, consisting of cash and shares of common stock of CBSI, on the basis set forth in the Merger Agreement.

B.           The Shareholder has the legal power to vote, or to direct the voting of (by law, contract or otherwise), the shares of the outstanding common stock of Oneida indicated on the final page of this Agreement (the “Shares”).

C.           As a material inducement to enter into the Merger Agreement, CBSI desires the Shareholder to agree, and the Shareholder is willing to agree, to vote or cause to be voted, as the case may be, the Shares and any other such shares of capital stock of Oneida subsequently acquired by the Shareholder so as to facilitate consummation of the Merger as provided in this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.           Agreement to Vote Shares; Additional Purchases.

1.1           Agreement to Vote Shares.  At every meeting of the shareholders of Oneida called with respect to the approval of the Merger Agreement and/or the Merger, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Oneida with respect to the approval of the Merger Agreement and/or the Merger, the Shareholder shall vote, or cause to be voted, the Shares and any New Shares (as defined below) in favor of adoption and approval of the Merger Agreement and the Merger.

1.2           Agreement to Retain Shares.  The Shareholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares; provided, however, that the Shareholder may transfer the Shares if the transferee, prior to such transfer, executes a voting agreement with respect to the Shares to be transferred, substantially in the form of this Agreement, and provides such executed agreement to CBSI.

1.3           Additional Purchases.  The Shareholder agrees that any shares of capital stock of Oneida that the Shareholder purchases or with respect to which the Shareholder otherwise acquires the power to vote, or to direct the voting (“New Shares”), after the execution of this Agreement and prior to the Expiration Date (as defined below) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

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2.           Representations and Warranties of the Shareholder.  The Shareholder (i) has the legal power and authority to vote, or to direct the voting of, the Shares, which at the date hereof are (except to the extent set forth in a schedule delivered herewith) free and clear of any liens, options, security interests or other similar encumbrances; (ii) does not possess the right to vote, or to direct the voting of, as the date hereof, any shares of capital stock of Oneida other than the Shares; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

3.           Proxy.  The Shareholder hereby covenants and agrees to execute and deliver a proxy to be tendered at every meeting of Oneida shareholders called with respect to the approval of the Merger Agreement and/or the Merger, in the reasonable opinion of CBSI, to carry out the purpose of this Agreement.

4.           Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof (the “Expiration Date”).

5.           Fiduciary Duties.  If the Shareholder is a Director of Oneida, nothing in this Agreement shall be construed to prevent the Shareholder from exercising his/her fiduciary obligations as a Director of Oneida in the event of a Superior Proposal as set forth in the Merger Agreement, provided that the Shareholder, in his/her capacity as a shareholder of Oneida, shall remain obligated to comply with Shareholder’s obligations in this Agreement.

6.           Miscellaneous.

6.1           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

6.3           Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that CBSI will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to CBSI upon any such violation, CBSI shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to CBSI at law or in equity.

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6.5           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be effective (i) when delivered, if delivered by hand, (ii) the next business day, if sent by nationally recognized overnight delivery specifying next day delivery, or (iii) three business days after depositing in the United States mails, if sent by certified mail, postage prepaid, receipt requested, in each case, addressed to a party’s address set forth below:

If to CBSI:

Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York  13214
Attention: President and Chief Executive Officer

With a required copy to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Ronald C. Berger, Esq.

If to the Shareholder: To the address for notice set forth on the last page hereof.

With a required copy to:

Luse Gorman, PC
5335 Wisconsin Ave., NW Suite 780
Washington, DC 20015
Attention: Eric Luse, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to the principles of conflict of laws thereof).

6.7           Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

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6.8           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.9           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

COMMUNITY BANK SYSTEM, INC.

By: ___________________________________
Mark E. Tryniski
President and Chief Executive Officer

SHAREHOLDER:
(All owners must sign if shares are jointly owned)

_______________________________________
Print Name:

_______________________________________
Print Name:

Shareholder’s Address for Notice:

____________________________________

____________________________________

____________________________________

This Agreement applies to ________ Shares of Oneida Common Stock over which the Shareholder has the legal power to vote or direct the voting plus any New Shares (as defined above).

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